EXHIBIT 99.2

Charming Shoppes Receives Notification From Investor

Dear Associates:

Many of you may be aware of recent opinions publicly expressed by a new investor group in Charming Shoppes.  I would like to share a few brief thoughts with you on this topic.

First and foremost, Charming Shoppes’ Board of Directors and management team are committed to acting in the best interest of the Company and all of its stakeholders. We welcome the views and opinions of our investors with the shared goal of enhancing value for all Charming Shoppes associates, shareholders and customers.  However, the Board of Directors remains focused on the best interests of all Charming Shoppes shareholders and will not be distracted by the threat of a proxy contest from a dissident shareholder group.

Although the industry as a whole is facing challenging economic and industry factors, we are confident in our direction for Charming Shoppes.  We must continue to build our brands and provide our customers with superior products to create value, both for our shareholders and our customers.

Lastly, I would like to remind you about our procedures for responding to outside inquiries. If you receive any investor, analyst or media inquiries, please forward them to Gayle Coolick, Director of Investor Relations, at (215) 638-6955 or gayle.coolick@charming.com.

On behalf of our Board of Directors and senior management team, I would like to thank all of you for your continued hard work and dedication to Charming Shoppes, and for your continued support as we build our multi-brand, multi-channel business model.

Sincerely,

Dorrit J. Bern

Additional Information:

Charming Shoppes, Inc. and its directors and executive officers may be deemed to be participants in the solicitation of proxies from shareholders in connection with the Company’s 2008 Annual Meeting of Shareholders.  The Company plans to file a proxy statement with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for the Annual Meeting.  Information concerning persons who may be considered participants in the solicitation of the Company’s shareholders under the rules of the SEC is set forth in public filings filed by the Company with the SEC, including its proxy statement relating to its 2007 Annual Meeting of Shareholders, and will be set forth in its proxy statement relating to its 2008 Annual Meeting of Shareholders.  These documents may be (currently or when filed with the SEC) obtained free of charge at the SEC’s website at http://www.sec.gov and the Company’s website at http://phx.corporate-ir.net/phoenix.zhtml?c=106124&p=irol-sec or MacKenzie Partners at 1-800-322-2885 or via email at proxy@mackenziepartners.com.